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                                                                    Exhibit 99.1

                             FIFTEENTH AMENDMENT TO
                           FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                    CHARLES E. SMITH RESIDENTIAL REALTY L.P.

       THIS FIFTEENTH AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CHARLES E. SMITH RESIDENTIAL REALTY L.P. (this "FIFTEENTH AMENDMENT"), dated as of January 28, 1998, is entered into by Charles E. Smith Residential Realty, Inc., a Maryland corporation, as general partner (the "GENERAL PARTNER") of Charles E. Smith Residential Realty L.P. (the "PARTNERSHIP"), for itself and on behalf of the limited partners of the Partnership.

       WHEREAS, the General Partner has entered into a Series C Cumulative Redeemable Preferred Share Purchase Agreement dated as of January 28, 1998, pursuant to which the General Partner has agreed to issue shares of a newly created series of capital stock, designated Series C Cumulative Redeemable Preferred Stock (the "SERIES C PREFERRED STOCK"); and

       WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Units, to be entitled Series C Cumulative Redeemable Preferred Units (the "SERIES C PREFERRED UNITS"), and to set forth the designations, rights, powers, preferences and duties of such Series C Preferred Units, which are substantially the same as those of the Series C Preferred Stock, and (ii) to make certain other changes to the Partnership Agreement;

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

       1. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2.E the following section:

            F.       Series C Preferred Units.  Under the authority granted to
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       it by Section 4.2.A. hereof, the General Partner hereby establishes an additional class of Partnership Units entitled "Series C Cumulative Redeemable Preferred Units" (the "SERIES C PREFERRED UNITS"). Series C Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit H hereto.
                                  ---------

       2.   Exhibits to Partnership Agreement.
            ---------------------------------

            A. The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership's affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership

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Agreement has been executed amending such Exhibit A.  In addition to the designation of Series C Preferred Units pursuant to this Fifteenth Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

            B. The Partnership Agreement is hereby amended by attaching thereto as Exhibit H the Exhibit H attached hereto.
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       3.   Certain Capitalized Terms.  All capitalized terms used in this
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Fifteenth Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement or in the Articles Supplementary of the General Partner. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

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       IN WITNESS WHEREOF, the undersigned has executed this Fifteenth Amendment as of the date first set forth above.

                       CHARLES E. SMITH RESIDENTIAL REALTY, INC., as General Partner of
                       Charles E. Smith Residential Realty L.P.
                       and on behalf of existing Limited Partners



                       By: /s/ Ernest A. Geradi Jr.
                           ---------------------------------------------
                       Name: Ernest A. Geradi Jr.
                             -------------------------------------------
                       Title: President
                              ------------------------------------------

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                                   EXHIBIT H

 DESIGNATION OF THE PREFERENCES AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
                   LIMITATIONS AS TO SERIES C PREFERRED UNITS

       The Series C Preferred Units shall have the following designations, preferences, rights, powers and duties:

          (1) Certain Defined Terms.  The following capitalized terms used in
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     this Exhibit H shall have the respective meanings set forth below:
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          "DISTRIBUTION DATE" means shall mean the 15th day (or if such day is not a Business Day, the next Business Day thereafter) of February, May, August and November of each year, commencing February 15, 1998.

          "DISTRIBUTION PERIOD" means the periods commencing on, and including, February 15, May 15, August 15, and November 15 of each year and ending on the date prior to the next succeeding Distribution Date (other than the initial Distribution Period, which shall commence on February 2, 1998 and end on and include February 14, 1998, and other than the Distribution Period during which any Series C Preferred Units shall be redeemed pursuant to Section 5, which shall end on and include the date of such redemption).

          "FULLY JUNIOR UNITS" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series C Preferred Units have a preference or priority in both
     (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

          "JUNIOR UNITS" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series C Preferred Units have a preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

          "PARITY UNITS" has the meaning ascribed thereto in Section 6(B).

          (2)  Distributions.
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          (A) The General Partner, in its capacity as the holder of the then outstanding Series C Preferred Units, shall be entitled to receive out of funds legally available therefor, when, as and if declared by the General Partner, distributions payable in cash at the rate per Series C Preferred Unit equal to (i) the initial distribution rate of $7,910 (the "INITIAL DISTRIBUTION RATE") for all periods except when the reduced distribution rate of $7,660 per Unit per annum (the "REDUCED DISTRIBUTION RATE"), the increased distribution rate of $9,910 per Unit per annum (the "INCREASED DISTRIBUTION RATE") or the additional

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     distribution rate of $15,000 per Unit per annum (the "ADDITIONAL
     DISTRIBUTION RATE") is in effect; or (ii) the Reduced Distribution Rate from and including the date on which the Series C Preferred Units first receive a public or shadow rating of BBB- or higher by Duff and Phelps Credit Rating Company or its successor, or another rating agency acceptable to holders of a majority of the outstanding Series C Preferred Units (the "REDUCED DISTRIBUTION TRIGGER DATE"); or (iii) the Increased Distribution Rate for any Distribution Period specified in Section 2(C)(iii) or 2(C)(iv)(A); or (iv) the Additional Distribution Rate for any Distribution Period specified in Section 2(C)(v). Distributions shall begin to accrue and shall be fully cumulative from February 2, 1998, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the General Partner, in arrears on each Distribution Date. Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Date, to the General Partner, on such date as may be fixed by the General Partner for payment of the corresponding dividend on the Series C Preferred Stock. Any distribution made on the Series C Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series C Preferred Units which remains payable.

          (B) The amount of distributions referred to in the first sentence of
     Section 2(A) payable for each full Distribution Period relating to the Series C Preferred Units shall be equal to the applicable distribution rate. The initial Distribution Period will include a partial distribution for the period from February 2, 1998 until February 14, 1998. The amount of distribution for such period or any other period on the Series C Preferred Units that represents less than a full quarter of a year shall be computed on the basis of a 360-day year of twelve 30-day months. For any Distribution Period in which a Reduced Distribution Trigger Date occurs, the distribution amount for such Distribution Period shall be equal to the sum of: (x) the product of (i) the Initial Distribution Rate divided by four, times (ii) the number of days during the Distribution Period when
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     the Reduced Distribution Rate is not in effect divided by (iii) the total
                                                    ----------
     number of days in the Distribution Period, plus (y) the product of (i) the
                                                ----
     Reduced Distribution Rate divided by four times (ii) the number of days
                                               -----
     during the Distribution Period when the Initial Distribution Rate is not in effect divided by (iii) the total number of days in the Distribution. The
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     Reduced Distribution Rate shall remain in effect for all Distribution
     Periods after the Reduced Distribution Trigger Date. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series C Preferred Units that may be in arrears.

          (C) In the event a Trigger Event shall have occurred, the Distribution Rate for any Distribution Period thereafter but prior to the Reduced Distribution Trigger Date shall be determined as follows:

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          (i)    The Distribution Rate for the Distribution Period in which such
                 Trigger Event occurs and the immediately following two full Distribution Periods shall be the same as the Distribution Rate in effect immediately prior to the occurrence of such Trigger Event.

          (ii) In the event that such Trigger Event is no longer in effect as of the end of the second full Distribution Period following the occurrence of such Trigger Event, the provisions of this
                 Section 2(C) shall no longer apply with respect to such Trigger Event.

          (iii) In the event that such Trigger Event continues to be in effect as of the end of the second full Distribution Period following the occurrence of such Trigger Event, then the Distribution Rate for the immediately following two full Distribution Periods shall be the Increased Distribution Rate.

          (iv) In the event that such Trigger Event is no longer in effect as of the end of the fourth full Distribution Period following the occurrence of such Trigger Event, then the Distribution Rate for the immediately following Distribution Period shall be (A) the Increased Distribution Rate if the Trigger Event was in effect as of the immediately preceding Distribution Payment Date or (B) if such Trigger Event shall not have been in effect as of the immediately preceding Distribution Payment Date, the Initial Distribution Rate, unless another Trigger Event shall have occurred, in which case the Distribution Rate shall be determined under this Section 2(C) with respect to such additional Trigger Event.

          (v) In the event that such Trigger Event continues to be in effect as of the end of the fourth full Distribution Period following the occurrence of such Trigger Event, then the Distribution Rate for the immediately following Distribution Period shall be the Additional Distribution Rate. The Distribution Rate shall continue to be the Additional Distribution Rate until such time as such Trigger Event shall not have been in effect for two consecutive Distribution Payment Dates, in which event the Distribution Rate for the Distribution Period ending on the second of such Distribution Payment Dates shall equal the Initial Distribution Rate, as applicable, unless another Trigger Event shall have occurred, in which case the Distribution Rate shall be determined under this Section 2(C) with respect to such additional Trigger Event.

          (vi) The provisions of this Section 2(C) shall not apply with respect to any Distribution Period ending on or after the Reduced Distribution Trigger Date.

          (D) So long as any Series C Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity

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     Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Units and all distributions declared upon any other class or series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series C Preferred Units and accumulated and unpaid on such Parity Units.

          (E) So long as any Series C Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class C Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case
     (i) the full cumulative distributions on all outstanding Series C Preferred Units and any other Parity Units of the Partnership shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series C Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series C Preferred Units and the current distribution period with respect to such Parity Units.

          (F) No distributions on the Series C Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

          (3)  Liquidation Preference.
               ----------------------

          (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the General Partner, in its capacity as holder of the Series C Preferred Units, shall be entitled to the sum of (i) $100,000 per Series

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     C Preferred Unit (the "SERIES C LIQUIDATION PREFERENCE") plus (ii) an amount equal to all distributions (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to the General Partner, in its capacity as such holder; but the General Partner, in its capacity as the holder of Series C Preferred Units shall not be entitled to any further payment. Until the holders of Series C Preferred Units have been paid, the Series C Liquidation Preference in full, no payment will be made to any holder of Junior Units upon the liquidation, dissolution, or winding up of the General Partner. If, upon any such liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable to the General Partner, in its capacity as the holder of Series C Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the General Partner, in its capacity as the holder of such Series C Preferred Units, and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series C Preferred Units and such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3, (x) a consolidation or merger of the Partnership with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and (y) a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

          (B) Subject to the rights of the holders of Partnership Units of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series C Preferred Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the General Partner, in its capacity as the holder of the Series C Preferred Units, as provided in this Section 3, any other series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the General Partner, in its capacity as the holder of the Series C Preferred Units, shall not be entitled to share therein.

          4.  Redemption Right.
              ----------------

          In the event that the General Partner is required to redeem or repurchase any shares of Series C Preferred Stock pursuant to the terms thereof, the Partnership shall redeem an equivalent number of Series C Preferred Units for consideration equal to the consideration payable by the General Partner upon redemption of such shares of Series C Preferred Stock.

          5.  Ranking.  Any class or series of Partnership Units shall be deemed
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     to rank:

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          (A) prior to the Series C Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Units;

          (B) on a parity with the Series C Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series C Preferred Units, if the holders of such class or series of Partnership Units and the Series C Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other ("PARITY UNITS"); the outstanding Series A Cumulative Convertible Redeemable Preferred Units and Series B Cumulative Convertible Redeemable Preferred Units of the General Partner are Parity Units;

          (C) junior to the Series C Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Junior Units; and

          (D) junior to the Series C Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Fully Junior Units.

          6.  Voting.  Except as required by law, the General Partner, in its
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     capacity as the holder of the Series C Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

          7.  Restriction on Ownership.  The Series C Preferred Units shall be
              ------------------------
     owned and held solely by the General Partner.

          8.  General.  The rights of the General Partner, in its capacity as
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     the holder of the Series C Preferred Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit H shall be deemed to limit or otherwise restrict any rights or
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     authority of the General Partner under the Agreement, other than in its capacity as the holder of the Series C Preferred Units.
                              *     *     *     *

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